Exhibit 10.1

FACTORING AGREEMENT

THIS FACTORING AGREEMENT (the “Agreement”) made and entered into this 22 day of APRIL, 2016 (the “Effective Date”) by and between RTS FINANCIAL SERVICE, INC., (“Factor”), a Kansas Corporation; and CARTESIAN, INC. (“Assignor”), a Delaware Corporation.

RECITALS

1. Assignor desires to sell to Factor certain existing and future Accounts Receivable (“Accounts”) arising from goods sold or services performed in the regular course of Assignor’s business; and

2. Factor desires to purchase certain of those Accounts (the "Purchased Accounts"), which Factor in its sole discretion deems acceptable for purchase, according to the terms and conditions provided in this Agreement.

In consideration of the above recitals and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS

An “Account” means any right to payment for services rendered and goods sold by or on behalf of Assignor. “Account Debtor” means a person or other entity that is obligated to pay the Account. For purposes of clarity, the term "Accounts" shall not include: (a) Assignor's right, title and interest in any present or future Accounts arising in connection with a Maestro Technology Project (as defined in Exhibit A attached hereto and incorporated herein by reference) so long as Elutions Capital Ventures S.a.r.l or its assigns ("Elutions") has a security interest therein, and (b) Assignor's right, title and interest in any present or future Accounts on which AT&T Services, Inc. or its subsidiaries or affiliates (collectively "AT&T") is the Account Debtor so long as CitiBank, N.A., its branches, subsidiaries and affiliates (collectively "CitiBank"), or their respective assigns or any entity that replaces CitiBank as the purchaser of AT&T Accounts from Assignor, has a security interest therein (collectively, together with the books and records related thereto, the "Excluded Accounts").

SECTION 2. PURCHASE OF ACCOUNTS

2.1 Assignor agrees to present to Factor for purchase, with recourse, certain Accounts as determined by Assignor arising from the activities and services performed and goods sold by Assignor. Assignor agrees that it will not present to Factor for purchase any Excluded Accounts.

2.2 Factor, in its sole discretion, may purchase such Accounts from Assignor as Factor determines to be acceptable. Assignor hereby agrees to sell, assign, transfer, convey and deliver to Factor such Accounts as Factor shall elect to purchase. Assignor will notify each Account Debtor of the sale of its Account or Accounts to Factor and shall place a clear statement or legend, approved by Factor, on each such Account invoice, bill of lading, purchase order or statement, stating that such Account has been sold and assigned, and is payable to Factor at its office at 9300 Metcalf Ave., Overland Park, Kansas 66212 or at such other address as Factor shall designate in writing. Factor shall become the absolute owner of all Purchased Accounts hereunder. All remittances received by Assignor for payment of Purchased Accounts are the property of Factor, and Assignor shall hold such proceeds in trust for Factor, and shall promptly deliver to Factor, in the identical form received, all payments received by Assignor on each such Purchased Account, together with all documents accompanying the remittance to Assignor.

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SECTION 3. PURCHASE PRICE AND FACTORING CHARGE; SECURITY RESERVES

3.1 The purchase price for each Account purchased by Factor hereunder shall be the net amount (as defined below) of such Account. The Factor’s fee payable on each Purchased Account shall consist of the following: for each day from the date of the initial advance of the purchase price to the Assignor (the “Advance Date”) until the Account has been paid in full, a daily fee (the “daily fee”) in an amount equal to the sum of the Prime Rate (“PRIME”) in effect on the Advance Date, plus 6.49% (the “SPREAD”), divided by 360 ((PRIME + 6.49%) / 360) shall be charged on the full net amount of the Purchased Account. The PRIME rate in effect on the date of this Agreement is 3.5%. The PRIME rate in effect on the Advance Date of a Purchased Account shall remain fixed as to that Purchased Account and shall not be adjusted to reflect subsequent changes in the PRIME rate. Factor shall at its sole discretion nevertheless in all cases retain the right to require repurchase by the Assignor of any Account as provided in Section 5 below. “Net amount” means the gross amount of the Purchased Account less any discount or allowance of any nature allowed by Assignor to the Account Debtor.

3.2 Payment of the purchase price to Assignor shall be made as follows:

(a) Initial Payment and Security Reserve. Upon the presentation by Assignor to Factor of documents reasonably acceptable to Factor, for an Account approved for purchase by Factor, and provided no claim or dispute shall then exist with the Account Debtor as to the Account, Factor will pay to the Assignor the net amount of the Account, less a Security Reserve equal to Twenty Percent (20.0%) of the net amount of the Purchased Account.

(b) Final Payment. Upon Factor’s receipt of full payment of the Account invoice from the Account Debtor, and provided Assignor shall not be obligated to repurchase the Account under Section 5, or otherwise be in default in any respect under this Agreement, Factor will remit to the Assignor the Security Reserve, less the deduction for the Factor’s daily fee payable under Section 3.1 and less any other amounts owing to Factor under this Agreement, in complete and full payment of the purchase price.

SECTION 4. SECURITY INTEREST

Assignor hereby grants to Factor as collateral to secure all of the debts, liabilities and obligations of Assignor to Factor under this Agreement, including all costs and expenses incurred by Factor in connection with the enforcement of its rights under this Agreement, a security interest in the following property of Assignor: (a) all Accounts (other than Excluded Accounts), wherever located or situated, and whether now existing or arising in the future, and whether now owned or at any time in the future acquired by Assignor, together with all proceeds and monies due or becoming due on such Accounts (other than Excluded Accounts); all guaranties, insurance and security for such Accounts (other than Excluded Accounts) ; all security reserves related to any Purchased Accounts; all of Assignor’s rights and interests in the goods giving rise to such Accounts (other than Excluded Accounts), and the rights associated with or related or pertaining to such goods, including without limitation the right of stoppage in transit and any and all related insurance, any items substituted therefore as replacements and all additions thereto; (b) all of Assignor’s  chattel paper, instruments, general intangibles, securities, contract rights and insurance  evidencing or relating to the Accounts (other than Excluded Accounts); (c) all equipment and inventory (other than Excluded Equipment), and (d) all proceeds of any of the foregoing (other than the proceeds of Excluded Accounts and Excluded Equipment).  Factor in its own name, or Factor’s collateral agent Electus 116 Trust in its name as the agent of Factor, may file financing statements and all amendments thereto describing the foregoing collateral in any jurisdiction or office Factor or its collateral agent deems appropriate to perfect Factor’s security interest in foregoing collateral. The term "Excluded Equipment" means any present or future equipment or inventory of Assignor which is subject to a security interest in favor of Elutions as described on Exhibit A as long as Elutions has a security interest therein.

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In the event of Assignor’s breach of any warranty made in this Agreement or the Assignor’s failure to observe or perform any of the provisions or obligations of this Agreement, which breach or failure to observe or perform continues beyond five (5) business days after written notice of such breach or failure to observe or perform from Factor to Assignor, Assignor shall be in default, and Factor may enforce payment and exercise any and all of the rights and remedies provided by Article 9 of the Uniform Commercial Code; provided, however, that notwithstanding the foregoing, an immediate default shall exist under this Agreement, and no notice of default shall be required, if Assignor fails to make any payment to Factor when due under this Agreement, including, without limitation, any payment required under Section 5 of this Agreement. Assignor agrees that any notice of default to be given by Factor to Assignor may be given by e-mail directed to John Ferrara (john.ferrara@cartesian.com) and Kimberly Allen (kimberly.allen@cartesian.com) (which notice shall include reasonable detail regarding the nature of such default). In addition, upon default by Assignor, Factor shall also have the right to take all actions necessary to collect the Accounts (other than Excluded Accounts) directly from the Account Debtors.

SECTION 5. REPURCHASE OF ACCOUNTS

All Accounts purchased by Factor from Assignor are purchased with full recourse. If Assignor breaches any warranty or otherwise violates or defaults on any of its obligations hereunder, or if any Purchased Account is not paid in full on or before the payment due date of such Purchased Account, then upon request by Factor, Assignor shall immediately repurchase such Purchased Account from Factor for an amount equal to the purchase price paid by Factor for the Purchased Account plus interest from the Advance Date to the repurchase date at the rate specified in Section 3.1 (less any payments received by Factor on such Purchased Account from or on behalf of the Account Debtor). Any security reserve held by Factor for such Purchased Account shall be released only in accordance with Section 3.2(b) and Factor shall in all events also be entitled to and shall retain its Factor’s fee on the Purchased Account. Typically, Factor will require repurchase of any unpaid Purchased Account no later than 90 days after the Purchased Account invoice date, unless Factor, in its sole discretion chooses otherwise. However, in all cases, any unpaid Purchased Account must be repurchased by Assignor within 120 days after the Account invoice date.

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SECTION 6. REPRESENTATIONS AND WARRANTIES

Assignor represents, covenants, warrants and agrees as follows:

6.1 If Assignor is a corporation, that it is a corporation duly organized, existing and in good standing under the laws of the state of DELAWARE; that the execution, delivery and performance of this Agreement are in every respect within its corporate powers and have been duly authorized by appropriate corporate action; and that this Agreement, when duly executed and delivered by the Assignor and the Factor, will constitute a legal, valid and binding agreement of the Assignor fully enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy or similar laws affecting creditor's rights and general principles of equity.

6.2 The Assignor’s address set out in Section 14 of this Agreement is the address of Assignor’s principal office and its principal place of business. Assignor shall give Factor immediate written notice of any change in the location of its principal office, the addition of any new place or places of business and their addresses, any name change by Assignor or the addition of any name under which Assignor does business, or any material and adverse change in the nature or status of Assignor’s business or operations.

6.3 As to each Account purchased by Factor under this Agreement: (1) the Account is not yet past due, arose in the ordinary course of Assignor’s business and represents a bona fide completed transaction; (2) the title of Assignor to the Account is absolute and subject to no assignment, claim, lien or security interest; (3) the Account, as shown on Assignor’s books and records and on any invoices, bills of lading or statements, delivered to Factor is a legally enforceable debt owed by Account Debtor to Assignor in its full face amount; (4) no partial payment has been made by anyone on such Account; (5) no set off, credit, allowance, adjustment, counterclaim or defense to such Account exists or will exist and no agreement has been made or will be made with any person or entity under which any deduction or discount may be claimed on such Account; (6) the Account is payable not more than sixty (60) days from the date of assignment of the Account to Factor.

6.4 Assignor shall execute any and all documents or instruments which Factor deems reasonably necessary to protect its security interest in the collateral under this Agreement.

6.5 Assignor shall indemnify, defend and hold Factor harmless from and against any and all misrepresentations or breaches of warranty or other defaults hereunder by Assignor, and from any losses, expenses, attorney’s fees or other costs incurred by Factor caused by or arising out of any such defaults or breaches of this Agreement by the Assignor and from any costs, expenses or attorney’s fees incurred by Factor in enforcing Factor’s rights under this Agreement; from any dispute or claim resulting in liability, loss, expense, cost or attorney’s fees caused by or arising out of the rejection of any work performed or services rendered by Assignor; or from any alleged claim, dispute, action, defense or set off of every kind and nature asserted by any Account Debtor; provided that Assignor shall have no obligation to indemnify Factor with respect to any liability arising out of or related to the gross negligence or willful misconduct of Factor.

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6.6 The Assignor shall not, without the express written consent of the Factor, release, compromise, settle or adjust any Account purchased hereunder, or grant any discounts, allowances or credits thereon.

SECTION 7. POWER OF ATTORNEY

7.1 In order to carry out this Agreement, Assignor irrevocably appoints Factor as Assignor’s true and lawful attorney with the full power and right to, which power of attorney shall become exercisable by Factor upon the occurrence and during the construction of a default under this Agreement: (a) invoice or bill for, collect, receive, and deposit to Assignor’s bank accounts any and all amounts which may be due or become due to Assignor from Account Debtors, and to use Assignor’s name for purposes of billing and collection of any and all amounts due; (b) receive, accept, open, dispose of and redirect any and all mail addressed to Assignor; (c) negotiate any checks received in payment of Accounts whether payable to Assignor or Factor or both, and endorse the name of Assignor on any checks or other evidences of payment or other instruments or documents that may come into the possession of Factor on Accounts purchased by Factor and on any invoices or other documents or instruments relating to any of the Accounts or relating to any collateral or security hereby granted by Assignor to Factor; (d) in Assignor’s name, or otherwise, demand, make claim for, sue for, collect, grant extensions, compromise, discharge, and get or give releases for any and all monies or funds due or to become due on Accounts; (e) execute and deliver receipts or acknowledgments to Account Debtors for such amounts due which shall be binding upon Assignor and Factor; (f) notify Account Debtors of the sale of Accounts to Factor and notify and instruct Account Debtors, in Assignor’s name, of the address and procedures for making payments on any Accounts that are sold to Factor or which constitute collateral hereby granted by Assignor to Factor; (g) take all steps necessary to insure payment of such amounts and monies due, and do any and all things in Assignor’s name necessary or proper to carry out the purposes intended by this Agreement; and (h) file financing statements and all amendments thereto, describing as collateral any or all of the collateral described in Section 4 hereof in any jurisdiction or office Factor deems appropriate to perfect its security interest in the collateral described in Section 4 hereof. It is understood that this power of attorney is coupled with an interest, and is irrevocable until all obligations of Assignor to Factor under this Agreement have been satisfied.

7.2 Exercise of the foregoing powers shall be in the sole and absolute discretion of Factor, but Factor shall have no obligation to exercise any of the foregoing powers. Nothing contained in this Agreement shall in any way require Factor to initiate or become a party to any litigation or other legal proceedings.

7.3 The Factor shall not, under any circumstances, or in any event whatsoever, have any liability for any error, omission or delay of any kind occurring in the collection, payment or settlement of any Account or of any instrument received in full or in part payment thereof or in dealing with any lien, security or guaranty of any such Account, other than liability arising from or relating to the gross negligence or willful misconduct of Factor.

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SECTION 8. BOOKS, RECORDS AND FINANCIAL STATEMENTS

All of Assignor’s books, accounts, ledgers, correspondence, records and papers pertaining to all of the Assignor’s Accounts and business shall be accurately and properly prepared and maintained in all material respects by Assignor and shall disclose the sale of Accounts purchased by Factor.  All such books, ledgers, accounts, records, correspondence and papers shall be opened by Assignor at all reasonable times during Assignor's regular business hours and, provided no default by Assignor exists and is continuing under this Agreement, upon at least 48 hours prior written notice to Assignor, for Factor’s inspection, audit and copying.  Upon request, but not more often than quarterly, Assignor shall furnish Factor with financial statements including income statements and balance sheets showing Assignor’s financial condition.  Upon request, Assignor shall also provide Factor with annual financial statements acceptable to Factor. Information required to be delivered by Assignor to Factor pursuant to this Section 8 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

SECTION 9. ATTORNEY’S FEES AND EXPENSES

If Factor retains the services of an attorney to enforce any obligation of Assignor to Factor under this Agreement following default by Assignor under this Agreement, Factor shall be entitled to recover from Assignor all reasonable attorney’s fees, court costs and expenses, regardless of whether or not an action is commenced.

SECTION 10. GOVERNING LAW AND CONSENT TO JURISDICTION

10.1 This Agreement is accepted and made in the state of Kansas and this Agreement and the rights of the parties hereunder shall be interpreted under and governed as to construction, enforcement and validity by the laws of the state of Kansas.

10.2 Factor and Assignor agree that any legal suit, action or proceeding arising out of or related to this Agreement shall be instituted, heard and resolved solely and exclusively in a State or Federal Court in or for Johnson County, Kansas. Factor and Assignor submit to the jurisdiction of the State and Federal Courts for Johnson County, Kansas for the purpose of deciding any questions, disputes or causes, arising under this Agreement, and in the event Assignor is not qualified to do business in the State of Kansas, the Secretary of State of the State of Kansas is hereby designated as Assignor’s agent for service of process for any actions commenced under or to enforce this Agreement in the State of Kansas, provided that a copy of any such process shall be mailed to Assignor in accordance with the notice provisions of this Agreement.

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SECTION 11. TERMINATION

11.1 This Agreement shall have an initial term of twenty-four (24) months from the Effective Date (the “Original Term”). Thereafter, the Agreement shall automatically renew for successive periods of twelve (12) months (“Renewal Periods”), unless sooner terminated as hereinafter provided. Assignor may terminate this Agreement other than at the end of the applicable Original Term or Renewal Period by providing Factor at least thirty (30) days prior written notice and paying Factor an early termination fee equal to (i) two percent (2.0%) of the average monthly amount purchased during the term of the Agreement if Assignor exercises this option during the first 12 month period of the Original Term, or (ii) one percent (1.0%) of the average monthly amount purchased during the term of the Agreement if Assignor exercises this option during the second 12 month period of the Original Term or during a subsequent Renewal Period (the “Early Termination Fee”). Any such termination shall be effective upon payment to Factor in full of all obligations under this Agreement, including the applicable Early Termination Fee. In addition to the foregoing, Factor may terminate this Agreement at any time upon ninety (90) days prior written notice to Assignor; provided however, that this Agreement shall terminate immediately, at the option of Factor, upon the filing of a petition in bankruptcy by or against the Assignor or upon any default or breach of this Agreement by Assignor (each an “Event of Default”). Upon notice of termination following an Event of Default, all obligations under the Agreement, including the Early Termination Fee, shall be due and payable in full and such obligations shall survive this Agreement. Assignor acknowledges and agrees that the Early Termination Fee payable under this section represents a reasonable and genuine estimate of liquidated damages to Factor. Assignor hereby acknowledges and agrees that Factor will incur significant time and expense setting up this financing relationship (the “Due Diligence Expenses”).  In the event that Factor does not purchase any Accounts from Assignor under this Agreement for any reason out of the control of Factor (including, but not limited to, the inability of Assignor to completely terminate its relationship with another financing company), Assignor hereby agrees to pay Factor a fee equal to $5,000.00 to cover the Due Diligence Expenses.

11.2 All of the Assignor’s covenants, warranties and agreements under this Agreement made to Factor, and all rights and remedies of the Factor under this Agreement, shall survive the termination of this Agreement and shall continue in full force and effect until all Accounts purchased hereunder are paid in full and all debts and obligations to of Assignor to Factor hereunder have been satisfied in full. Upon termination Assignor shall remain liable to Factor for any and all unpaid Accounts, and for all other amounts and monies as may be owed to Factor under the terms and conditions of this Agreement. Upon termination, any security reserve and any other funds or monies from any source whatsoever which would otherwise be owing to Assignor by Factor may be retained by Factor until such time as all obligations and debts of Assignor to Factor have been fully satisfied, and Factor’s security interest provided in Section 4 hereof shall continue until all obligations of Assignor to Factor are paid in full. Factor shall have the right, in its sole discretion, to set off against the security reserve and any other sums owing to Assignor by Factor all obligations and debts of Assignor to Factor.

11.3 Notwithstanding anything to the contrary contained in this Agreement, if during any calendar month during the terms of this Agreement, Factor declines to purchase at least seventy percent (70%) of the Accounts (not including the Excluded Accounts) presented to Factor for purchase during such month, Assignor may terminate this Agreement by providing Factor at least thirty (30) days prior written notice of termination without premium or penalty including, without limitation, the Early Termination Fees. Such termination shall be effective upon payment to Factor in full of all obligations of Assignor under this Agreement (excluding any Early Termination Fee). Upon payment in full to Factor of all obligations of Assignor under this Agreement, Factor shall promptly terminate all financing statements filed by Factor showing Factor, as secured party, and Assignor, as debtor.

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SECTION 12. MODIFICATION, SEVERABILITY, SUCCESSORS AND ASSIGNS, ETC.

This Agreement may be modified only by written instrument signed by the parties hereto. In the event that any one or more of the provisions contained in this Agreement should be held by any court of competent jurisdiction to be unenforceable, the holding or decision shall not affect or impair any of the other provisions of this Agreement. This Agreement supersedes all prior agreements between the parties, and shall bind the successors and assigns of Assignor and shall inure to the benefit of the successors and assigns of Factor. As used in this Agreement, the singular shall be deemed to include the plural and vice versa, and the neuter shall be deemed to include the masculine or feminine, and vice versa.

SECTION 13. NO DELAY

13.1 No delay or omission on the part of Factor in enforcing or exercising any right hereunder shall operate as a waiver of such right or any other right. The waiver by Factor of the breach by Assignor of any provision of this Agreement, or of Assignor’s compliance with such provisions, shall not be construed as a waiver of any other breach or of the provision itself. No waiver or modification of the Agreement shall be chargeable against Factor unless in writing, signed by Factor and delivered by Factor to Assignor.

13.2 The waiver, compromise, discharge, extension or release by Factor, of any duty or obligation of any Account Debtor shall not reduce, diminish, limit, or restrict in any way Assignor’s obligations and liabilities to Factor.

SECTION 14. NOTICE

Notices under this Agreement shall be in writing and shall be hand delivered, mailed postage prepaid, registered or certified mail, return receipt requested, or sent by overnight delivery service, addressed to the addressees set forth below, or to such other address as either party notifies the other in writing. All such notices shall be effective upon receipt if delivered by hand or overnight delivery service; otherwise upon three (3) business days after the notice is placed in the U.S. Mail. Addresses for notices are as follows:

In the case of Assignor, to:	In the case of Factor, to:
CARTESIAN, INC.	RTS FINANCIAL SERVICE, INC.
7300 COLLEGE BOULEVARD, STE 302	9300 METCALF AVE.
OVERLAND PARK, KANSAS 66210	OVERLAND PARK, KANSAS 66212
TEL: (617) 999-1222	TEL: (800) 860-7926

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SECTION 15.  COUNTERPARTS; FACSIMILE SIGNATURES

                This Agreement may be executed in one or more counterparts and by different signatories thereto, all of which counterparts, when taken together, shall constitute but one agreement.  This Agreement may be validly executed and delivered by facsimile, by electronic mail in a pdf file, or by other electronic transmission and any such execution or delivery shall be fully effective as if executed and delivered in person.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, as of APRIL 21, 2016.

ASSIGNOR:

CARTESIAN, INC.

ATTEST:

By: /s/ Carolyn Hughes	By: /s/ John Ferrara
Name (Print): Carolyn Hughes	John Ferrara
Title: Office Manager	Chief Financial Officer

FACTOR:

RTS FINANCIAL SERVICE, INC.

ATTEST:

By: /s/ Ken Bowman	By: /s/ Martin J. Ryan
Ken Bowman	Martin J. Ryan
Vice President	President

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